                                                             EXHIBIT 1.A.3(B)(I)

--------------------------------------------------------------------------------
NEW ENGLAND LIFE INSURANCE COMPANY
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MANAGING
PARTNER
CONTRACT

    SECTION                                       PAGE
1   Definitions                                     2
2   Duties                                          2
3   Responsibilities                                2
4   Legal Relationship                              2
5   Scope of Authority                              2
6   Limitation of Authority                         3
7   Books of the Firm                               3
8   Office Supplies                                 3
9   Right to Audit                                  3
10  Commissions, Fees, Expense Allowances           3
11  Payment of Allowances                           4
12  Commissions after Termination of the Firm       4
13  Special Rules for Compensation                  4
14  Personal Business                               4
15  Payment of Fees                                 4
16  Chargebacks                                     5
17  Forfeiture of Contract                          5
18  Termination of Firm                             5
19  Right of Offset                                 5
20  Assignment                                      5
21  Attribution of Acts of Partners                 6
22  Service Mark License                            6
23  Complete Agreement                              6

[LOGO OF THE NEW ENGLAND APPEARS HERE](R)

The Managing Partner Contract is made and entered into by and among the NEW ENGLAND LIFE INSURANCE COMPANY of Boston, MA, referred to as "Company," and

_____________________________________________
referred to as "Managing Partner."

  The provisions set forth herein, the Schedule of Managing Partner Compensation and all Amendments attached hereto are hereby made part of the Managing Partner Contract, referred to as "the Contract."

  The Contract shall supersede all previous agreements between the Company and the Managing Partner with respect to policies or coverages, credited to the Firm, whose Home Office Receipt Dates are on or after the Effective Date of the Contract.

  The parties to the Contract agree that the law of the Commonwealth of Massachusetts shall control the interpretation of the Contract.

  The Contract shall take effect on the __________ day of ______________, 19____ referred to as "the Effective Date."

New England Life Insurance Company

by: ____________________________________________________________________________
        Authorized Officer                                       (date signed)

Managing Partner

by: ____________________________________________________________________________
         Managing Partner                                        (date signed)


by: ____________________________________________________________________________
         Managing Partner                                        (date signed)


by: ____________________________________________________________________________
         Managing Partner                                        (date signed)


The Company hereby appoints the Managing Partner as general agent to market Insurance Products in the following territory assigned to the Firm:


                         (See Territorial Attachment)


The Company may at any time change the territory, open said territory to other agents, appoint other agents or Managing Partners to operate in said territory on a national or regional basis, or discontinue doing business in all or any part of said territory.

SECTION 1

DEFINITIONS

The following definitions are adopted for use in the Contract:

(A) "Firm" shall mean the entire operation conducted by the Managing Partner while continuing to perform the duties of a Managing Partner under the Contract.

(B) "Insurance Product(s)" shall mean individual life insurance products (including universal life and variable life), annuity contracts, disability insurance products, group pension products, group life and health products and such other financial products as may be designated from time to time by the Company.

(C) "NES" shall refer to New England Securities Inc., a broker dealer affiliated with the Company.

SECTION 2

DUTIES

The Managing Partner agrees that he will devote his full-time during normal business times to honestly and faithfully perform for the Company the regular duties of a Managing Partner, and will conform to the Contract and the rules and instructions of the Company concerning its Firms. He further agrees that as a Managing Partner he has a fiduciary relationship to the Company.

His duties shall also include the recruitment, appointment and training of agents and brokers so that the Company will be adequately represented throughout his territory, the maintenance of a financially sound Firm, the provision of service to policyholders of the Company, and the collection of premiums for the Company.

Further, the Managing Partner agrees to exclusively market the Insurance Products of the Company and not to market, whether directly or indirectly, without the express written permission of the Company, products of other companies which in the judgment of the Company compete with Insurance Products of the Company or to accept compensation relating to the sale of such other products. The Managing Partner agrees to terminate within 180 days any contract or agreement he may have on the Effective Date with any company or organization for which he markets products which in the judgment of the Company compete with the Insurance Products of the Company.

The Managing Partner shall not affiliate with any registered investment advisor or become a registered representative of a broker/dealer other than NES without the prior consent of the Company.

The Managing Partner also agrees that for a period of 90 days after termination of the Contract he will not recruit or contract with any of the agents he has contracted with in his capacity as a Managing Partner of the Company to solicit on behalf of any other insurance company or financial services organization in the territory assigned to the Firm. If the 90 day period shall be deemed unenforceable at law, then such period shall be reduced to such period as shall be legally enforceable.

SECTION 3

RESPONSIBILITIES

The Managing Partner shall be responsible for all Company-related moneys, checks, receipts, applications and policies of the Company collected by the Managing Partner or any person employed or under contract with him.

The Managing Partner hereby agrees to indemnify the Company and hold it harmless from all claims in connection with the Firm of agents, employees or other persons.

The Managing Partner shall furnish to the Company a bond satisfactory to the Company for the faithful performance of all duties and responsibilities as set forth by the Contract, the rules and regulations of the Company pertaining to the Firm, its agents, employees and former agents and employees. The Managing Partner shall be responsible for his share of the cost of employee benefits as established by the Company for agents, employees and former agents and employees of the Firm, predecessor firms or firms merged with the Firm.

SECTION 4

LEGAL RELATIONSHIP

It is agreed that the Managing Partner is an independent contractor with respect to the Company and that nothing herein shall create the relationship of employer and employee between the parties or between the Company and any employee or agent of the Managing Partner. As an independent contractor the Managing Partner shall be credited compensation and expense allowances as indicated in the Contract and shall at all times be responsible to the Company for any amounts advanced by the Company and any debts owed to the Company by him.

SECTION 5

SCOPE OF AUTHORITY

The Managing Partner is hereby authorized, subject to the rules and regulations of the Company, to appoint, change the status of and contract with agents and brokers, to procure, personally and through such agents and brokers, applications for all products of the Company and to forward them to the Home Office of the Company for consideration. The Managing Partner is also authorized to deliver policies and premium receipts of the Company upon receipt of the payment of the amounts specified therein and upon compliance with the terms and conditions governing such delivery.

SECTION 6

LIMITATION OF AUTHORITY

The Managing Partner is forbidden to make, alter or discharge any policies, contracts or agreements on behalf of, or in the name of, the Company or to waive any forfeitures. Except as otherwise agreed to in writing by a duly authorized officer of the Company, the Managing Partner is also forbidden to incur any obligations or liability for which the Company shall be responsible.

SECTION 7

BOOKS, RECORDS AND BANK DEPOSITS OF THE FIRM

The Managing Partner shall keep complete and accurate records of all transactions involving the Company, shall maintain expense vouchers satisfactory to the Company, shall promptly enter all receipts and disbursements in the cashbook provided by the Company. The Managing Partner shall keep all funds collected and received for or on account of the Company on variable policies and contracts separate and distinct from personal or other funds and shall deposit both sets of funds in such bank or trust company as shall be designated by the Company in an account entitled "New England Life Insurance Company," (Name of Managing Partner), Managing Partner for New England Life Insurance Company funds. The Managing Partner shall hold the same in trust for the Company in accordance with its rules and instructions and shall not use such funds for any unauthorized purpose. Alternatively, provided that separate and distinct books, records and subaccounts are kept, the Managing Partner may deposit all funds collected and received including those for variable policies in one account entitled "New England Life Insurance Company (Name of Managing Partner), Managing Partner."

The books and records of the Firm which document financial transactions of the Firm or which contain policyholder information whether or not physically located in the Firm shall be the property of the Company. The Managing Partner agrees to furnish during regular business hours to the Company's authorized representative such books and records of the Firm as the Company may request.

SECTION 8

OFFICE SUPPLIES, FURNITURE, EQUIPMENT AND FIXTURES

Any office supplies, furniture, equipment, personal computers, hardware and software and fixtures furnished by the Company shall at all times be the property of the Company, subject to the use and control of its authorized representatives and subject to the particular terms and conditions as have been or shall be agreed upon between the Managing Partner and the Company. The Company will make available such prospecting and advertising material, stationery, books, records and blank forms as it may deem necessary for the proper conduct of the business of the Firm. In the event of termination of the Firm for any reason whatsoever, all of the above property shall be turned over to the Company or its authorized representative on demand.

SECTION 9

RIGHT TO AUDIT

The Company shall have the right at any time to audit and inspect any books and records of the Managing Partner or books and records to which the Managing Partner has access which relate to the operation of the Firm or which relate to any entity marketing or providing financial advice, products or services. This right shall survive the termination of the Contract for a period of three years. All information obtained by such audit shall be treated as confidential by the Company and its representatives and shall not be disclosed to third parties except as required by law or judicial or regulatory rule.

SECTION 10

COMMISSIONS, SERVICE FEES AND EXPENSE ALLOWANCES PAYABLE DURING OPERATION OF THE FIRM

During the operation of the Firm, the Company shall pay to the Managing Partner:

(A) First year and renewal commissions, service fees and other forms of compensation payable to agents and brokers by the Managing Partner under contracts provided by the Company for use by the Managing Partner with any agent or broker, including the Managing Partner's personal business;

(B) The overriding commissions set forth in the effective Schedule of Overriding Commissions;

(C) The service fees set forth in the effective Schedule of Service Fees; and

(D) The expense allowances set forth in the effective Schedule of Expense Allowances.

SECTION 11

THE PAYMENT OF EXPENSE AND TRAINING ALLOWANCES

The Firm will be paid expense and training allowances as specified by the Contract only as reimbursement for the expenses of maintaining the Firm and training agents. Such reimbursement shall be limited to the allowances stipulated in the Contract, shall be paid by the Managing Partner to the person (if any) designated in the Contract, and the expense allowances shall not in any event exceed the total amount of allowable expenses actually incurred by the Managing Partner. No other expenses of any kind or nature shall be charged to, or will be paid or allowed by the Company, except as approved in writing by a duly authorized officer of the Company. Expense and training allowances will be paid only to the extent permitted by law

The Managing Partner shall furnish the Company with satisfactory proof for any expense and training allowances so reimbursed, and any such allowances paid by the Company which have not been paid by the Managing Partner to the person (if any) designated in said rules or Contract or for which the Managing Partner has not furnished proof satisfactory to the Company shall be refunded by the Managing Partner.

"Satisfactory proof" supporting the expense allowances reimbursed by the Company shall mean such proof as shall enable the verification of expenses which clearly support the expense limits required by law for the Company.

No expense allowances will be paid on amounts collected for temporary term insurance.

SECTION 12

COMMISSIONS AFTER TERMINATION OF FIRM

After termination of the Managing Partner, except as otherwise provided herein, the Company will pay to the Managing Partner, or his assigns, on policies or coverages placed under the Contract, the overriding commissions set forth in
Section 10 above, except that no such overriding commissions will be payable after the death of the Managing Partner or if the Managing Partner qualifies for payments under the Managing Partner Retirement Plan ("MPRP"). Any such payments by the Company will be made only if all conditions required by the Contract shall have been fulfilled by the Managing Partner. After termination of the Managing Partner, the Company may at its option, pay to any person employed by or under contract with the Managing Partner any commission or other item payable or owing from the Managing Partner to such person and offset such payments against any amount due the Managing Partner, his executor, administrator or assigns. Payments provided by this Section shall be made within a reasonable time after termination of the Managing Partner.

SECTION 13

SPECIAL RULES FOR COMPENSATION

Under the following circumstances, the payment of compensation shall be determined, not by the Schedule of Managing Partner Compensation and Allowances, but by such rules and practices as may be established by the Company:

(A) When any policy or contract is converted or changed; or

(B) When any new policy, contract or coverage is issued as the result of a conversion or change; or

(C) When in the judgment of the Company any new policy, contract, or coverage replaces previous insurance in the Company; or

(D) When any special class policy or contract is issued; or

(E) When any policy, contract or coverage for which an agent of the Managing Partner is agent of record and which is credited to another Firm of the Company.

No compensation will be paid on amounts collected for temporary term insurance.

SECTION 14

PERSONAL BUSINESS OF THE MANAGING PARTNER

It is agreed that with respect to business for which the Managing Partner is an agent of record ("personal business"), placed during the tenure of the Managing Partner, the Managing Partner will be compensated in accordance with the compensation schedule of the Incentive Career Contract ("ICC") in effect at the time the business is placed. The Managing Partner acknowledges that he is not a party to the ICC and shall receive no benefits whatsoever under the ICC. All compensation to the Managing Partner on personal business shall be paid pursuant to this Contract.

SECTION 15

PAYMENT OF FEES

The Company will pay the fees of medical examiners and will also pay license fees in accordance with local laws or ordinances, within such limits as the Company may prescribe.

SECTION 16

CHARGEBACKS

Compensation and expense allowances shall be charged back to the Managing Partner in the following cases:

(A) On policies or contracts on which premiums or purchase payments are refunded for any reason by the Company except when only the portion of the premium attributable to a period after death is refunded as a result of a death claim; or

(B) On policies or contracts on which first year commissions, whether earned or advanced, of agents or brokers are charged back by the Company; or

(C) As is otherwise specifically provided herein.

SECTION 17

FORFEITURE OF CONTRACT

It is expressly agreed between the parties hereto that if the Managing Partner shall withhold or convert to his own use, or for the benefit of others, any moneys, securities, or other property of the Company or its subsidiaries; or if he shall knowingly act in a fraudulent or unlawful manner as such Managing Partner; or if he shall knowingly materially misrepresent information on his application for appointment as Managing Partner, the Contract shall at once terminate without notice, and thereafter the Managing Partner's claims for compensation or any other benefit under the Contract or any contract with any of the Company's subsidiaries shall be forfeited and void.

The Managing Partner, his executor or administrator, shall remain liable after said termination to the Company and its subsidiaries for all losses which may result from any of the above-described actions and misrepresentations, and any other debts he may owe the Company or its subsidiaries or which the Company may have guaranteed on his behalf. Such debts shall become due and payable immediately upon termination.

SECTION 18

TERMINATION OF THE CONTRACT

The Contract shall terminate on the death of the Managing Partner. Except as provided in Section 17, each of the parties hereto reserves the right to terminate the Contract at will and without cause at any prior time upon giving sixty (60) days' notice in writing. Notice of termination of the Contract shall also be notice of termination of the Managing Partner's contracts with the subsidiaries of the Company unless specifically stated to the contrary in such contracts.

Any debt including advances not earned which are owed the Company by the Managing Partner at the time of termination shall become due and payable 60 days after termination. Any final expense allowance shall be paid to the Managing Partner within 60 days after termination.

In cases in which the total of the amounts advanced by the Company to the Managing Partner and debts owed to the Company by the Managing Partner ("Total Indebtedness") on his termination exceeds the present value (as determined by the Company's rules then in effect) of the future amounts payable on certain products pursuant to the Contract, the Company, at its discretion, may deduct such present value from such Total Indebtedness in lieu of paying such future amounts to the Managing Partner.

SECTION 19

RIGHT OF OFFSET

It is understood and agreed that the Company may at any time offset against any commissions or other items payable or owing from the Company or its subsidiaries to the Managing Partner, his executor, administrator, beneficiaries or assigns, any indebtedness due from the Managing Partner to the Company or its subsidiaries, whether such indebtedness is based on debts accrued under the Contract or any other agreement, implied or written, with the Company or its subsidiaries.

By executing the Contract, the Managing Partner specifically recognizes that he will make a collateral assignment contemporaneously herewith to the Company of life insurance on his life issued by the Company to the extent that there is any debt owing to the Company or its subsidiaries at the time of his death.

SECTION 20

ASSIGNMENT

No assignment or attempted assignment of the Contract, or any of the rights accruing hereunder, by the Managing Partner, his executor or administrator, shall be effective against the Company unless the assignment (a) is set forth on Company-approved forms; (b) is agreed to in writing by an authorized officer of the Company; (c) clearly designates the assignee; (d) recites the Company's first and prior lien on commissions and other payments under the Contract; and
(e) is filed with the Company at its Home Office.

SECTION 21

ATTRIBUTION OF ACTS OF PARTNERS

If the Managing Partner is a partnership, all acts of any of the partners, whether or not authorized by the other partner(s), shall be considered to be acts of the partnership and be attributed thereto.

SECTION 22

SERVICE MARK LICENSE

(A) Grant of License
    The Company hereby grants to the Managing Partner ("Licensee") a nonexclusive, personal and nontransferable right and license to use the service marks "The New England", the logo and corporate signature of The New England and the trade name "New England Life Insurance Company" (hereinafter referred to as "Marks") in the territory of the Managing Partner described on the first page of the Contract in connection with the products and services of the Company and its subsidiaries upon the terms and conditions contained herein.

(B) Term
    This License shall be in effect as long as the Licensee is a Managing Partner of the Company.

(C) Use and Ownership of Service Marks
    The Managing Partner shall use the Marks only with the products and services of the Company and its subsidiaries and in accordance with the manuals and instructions distributed to the Managing Partner. The Managing Partner acknowledges the Company's exclusive right, title and interest in and to the Marks and will not at any time do or cause to be done any act or thing contesting or in any way impairing any part of such right, title and interest.

(D) Termination
    This License shall terminate:

    1.  when the Contract terminates, or
    2. if the Managing Partner makes any assignment of assets or business for the benefit of creditors or if a trustee or receiver is appointed to administer or conduct the Managing Partner's business or affairs or if the Managing Partner is adjudged in any legal proceeding to be either a voluntary or involuntary bankrupt, or
    3. if the Managing Partner fails to comply with any provision of this License, after written notice thereof to the Managing Partner by the Company.

Upon termination of this License the Managing Partner shall immediately cease and desist from all use of the Marks in any way, including any use as a trade name, and will deliver up to the Company all material, papers and other media upon which the Marks appear. The Managing Partner shall at no time adopt or use any word or mark which is likely to be similar to or confused with the Marks, without the Company' prior written consent, and such consent shall terminate upon termination of this License.

SECTION 23

COMPLETE AGREEMENT

The parties understand and agree that the right of either party to terminate this Contract at will and without cause at any time upon giving sixty (60) days' notice in writing, as provided in Section 18, is an integral part of this Contract. Therefore, no change, waiver, or modification of this right to terminate, whether in writing, verbally, or through course of conduct, shall be valid, unless memorialized in writing, signed by the Managing Partner and a Senior Officer of the Company, and specifically designated as an Amendment to
Section 18 of the Managing Partner Contract.

The parties further agree that the Managing Partner Contract constitutes the entire agreement between the parties with respect to the relationship of the parties and with respect to the right of either party to terminate this Contract at will and without cause, superseding all other prior or contemporaneous understandings or agreements between the parties pertaining to the subject matter of this Contract. The parties agree that there are no representations, understandings or agreements relative thereto which are not fully expressed by the Managing Partner Contract.

------------------------------------
NEW ENGLAND LIFE INSURANCE COMPANY
------------------------------------

MANAGING

PARTNER

CONTRACT


SCHEDULE OF MANAGING PARTNER
COMPENSATION AND ALLOWANCES

   The Schedule of Managing Partner Compensation and Allowances shall consist of the following Parts and any amendment or revision thereto ("the Schedule"):

   PART I:

   Definitions and General Provisions

   PART II:

   Schedule of Overriding Commissions

   PART III:

   Schedule of Service Fees

   PART IV:

   Schedule of Expense Allowances
      1.   Cash Monthly Allowance
      2.   New Business Allowance
      3.   Productivity Allowance
      4.   Recruiting Allowance
      5.   Growth Allowance
      6.   Lives Allowance
      7.   DI Incentive Driven Compensation
      8.   Firm Employees Retirement Plan
      9.   Social Security
      10.  Experienced Agent Allowances
      11.  Supervisory Allowances
      12.  Transitional Allowances

   PART V:

   Incentive Training Allowances

   The provisions of the Schedule shall apply to Individual Life, Disability Insurance and Annuities and shall be subject to all the terms and conditions of the Contract.

   The right is reserved by the Company to amend, revise, or terminate the Schedule, any Part thereof or any amendment to the Schedule. Any amendment to or revision of Part II shall apply only to policies, coverages or changes credited to the Firm on or after the effective date of the amendment or revision. Any amendment to or revision of Part III shall apply to renewal premiums and purchase payments credited to the Firm on or after the effective date of the amendment or revision.

PART I: DEFINITIONS AND GENERAL PROVISIONS

This Part I is effective on or after January 1, 1998.

A.  DEFINITIONS

1.  Home Office Receipt Date ("HORD")
    The date on which the policy or coverage application is received at the Company Home Office.

2.  Full Time Agent
    An agent who the Company has determined as having met the requirements for a full-time contract and for entitlement to fringe benefits.

3.  First Year Commissions ("FYC")
    Those first year commissions set forth in the agent's and broker's contracts for individual life, DI, and annuity products, except as otherwise specifically noted. Any reference to "FYC all products" shall mean all Insurance Products and all products of NES

4.  NBA Unit
    A unit of one or more agents under Full Time Agent contracts or sub-agents under corporate agent contracts whose FYC credited in the previous twelve months exceeded NBA Threshold I. Units of two or more must be approved by the Company.

5.  NBA Threshold
    For a one-member NBA Unit, the amount shown below of FYC issued by the Company, credited to the Unit through any Firm of the Company:

                      1997 THRESHOLDS FOR
   NBA THRESHOLDS      ONE-MEMBER UNIT*
        I                  $139,800
        II                  167,800
        III                 223,600
        IV                  279,450

    For a two member Unit, add $27,950 to the Thresholds for a one-member Unit. For larger Units, add another $55,850 for each additional person in the Unit.

6.  Qualified Business
    Individual life insurance, excluding Paid-Up Additions Riders, VL unscheduled payments, single premium annuities, Single Premium Whole Life, and excess premiums on UL, VUL, VULC, FTD, and VSL

7.  Override Unit
    A unit of one or more agents under Full Time Agent contracts or sub-agents under corporate agent contracts whose annualized FYC exceeds Override Threshold I. Units of two or more must be approved by the Company. Any changes to the composition of a Unit shall not be effective until approved in writing by the Company.

8.  Override Threshold
    For a one-member Override Unit, the amount shown below of annualized first year commissions on all individual products issued by the Company in a given calendar year, credited to the Unit through any Firm of the Company:

        NBA OVERRIDE          1997 THRESHOLDS FOR
        THRESHOLDS              ONE-MEMBER UNIT*
             I                      $150,000

            II                       223,600

    For a two member Unit, add $27,950 to the Thresholds for a one-member Unit. For larger Units, add another $55,850 for each additional person in the Unit.

    If annualized FYC credited to a Unit on disability insurance policies exceeds $33,550* before Override Threshold I is reached, then the excess will not be counted toward any of the Override Thresholds.

B.  GENERAL PROVISIONS

1. Special Rules for Compensation and Allowances for Universal Life policies Notwithstanding any other provision of the Contract, payment of compensation and expense allowances shall be determined by such rules and practices as may be established by the Company whenever any change is made which affects the Target Premiums/+/ for Universal Life policies.

2.  Riders
    Compensation on all riders attached at issue of the basic policy, unless specified elsewhere in this Schedule, is payable at the rate for the basic policy. Dividends (and additional premiums paid to provide coverage where the dividends are insufficient) applied to provide coverage under any policy provision are not subject to compensation.

3.  Limitation on Payment
    Compensation and expense allowances will be paid only to the extent permitted by law. No payment will be used by the Managing Partner to effect compensation in excess of the limits prescribed by the New York Insurance Law.

    *Future year thresholds and multi member increments will be as published by the Company.

    +As used in the Contract, Target Premiums shall be as published by the Company.

4.   Modified Cash Surrenders
     If a Modified Cash Surrender Value is paid on surrender of a policy, then the difference in commissions between what has been paid on the policy and what would have been paid on a yearly renewable term policy for the same amount and issue age will be charged back.

5.   Securities Commissions
     Overriding commissions will not be paid if the Managing Partner is barred from receiving such under National Association of Securities Dealers regulations. In the event a Flexible Payment Retirement Annuity or Variable Annuity is surrendered under the provisions of section 27(f) of the Investment Company Act of 1940, or comparable legislation or regulation, overriding commissions will be charged back.

PART II: SCHEDULE OF OVERRIDING COMMISSIONS

This Part II is effective for policies or coverages, credited for the purposes of this Part II to the Firm, whose HORD falls on or after January 1, 1998.

A.   STANDARD OVERRIDING COMMISSION SCALES.

When first and renewal premiums/purchase payments (not in excess of Target Premiums on UL or scheduled premiums on VL) are received and credited by the Company, overriding commissions equal to the following percentages of such premiums or purchase payments, except for adjustments pursuant to subsections B, C & D below, shall be paid:


                                                                            PERCENTAGE OF PREMIUMS OR PURCHASE PAYMENTS
POLICY YEARS                                                            1    2    3    4    5    6    7    8    9    10   11+
                                                                        -----------------------------------------------------------
1. LIFE INSURANCE - EXCEPT UL & VL
     PERMANENT INSURANCE
      Whole Life - Band 1 (OL1)
      Limited Pay Life  (10 or more premiums) (LPL)
      Graded Premium Life (issue ages 60+)* (GPL)
        Full Time Agents - Contract years 1-4                           5    7    5    3    2    2    0    0    0    0    0
        All Other Agents & Brokers                                      0    7    5    3    2    2    2    2    2    0    0

      Whole Life - Band 2 (OL2)
      Modified Premium Life - Band 2 (MPL2)
      Survivorship Life (SWL)
      Modified Premium Survivorship Life (MPSL)                         0    7    5    2  1.5  1.5  1.5  1.5  1.5  1.5    0

      Modified Premium Life - Band 1 (MPL1)
      Pension Whole Life (POL)                                          0    8    6    3  1.5  1.5  1.5  1.5  1.5  1.5    0

      Limited Pay Life  (less than 10 premiums) (LPL)                   0  3.5  3.5  3.5  3.5  3.5  3.5  3.5  3.5    0    0
      Graded Premium Life (issue ages below 60)*(GPL)                   0  3.5  3.5  3.5  3.5  3.5  3.5  3.5  3.5  3.5    0
      Endowment @95 Paid-Up at 65 (EP65)                                0    4    3  1.5  1.5  1.5  1.5  1.5  1.5  1.5    0
      *Rates shown are paid on the renewal portion of the premium only.

 TERM INSURANCE
      YRT 95 (YRT 70 in NY)                                             0    3    3    3    3    3    3    3    3    3    0
      YRT 4                                                             0    0    0    0    0    0    0    0    0    0    0
      10, 15, 20 Year Term (10T, 15T, 20T)                              0  3.5    3  2.5    2    1    1    1    1    1    0

2.  UNIVERSAL LIFE
      UL-CCL                                                            2  2.5  2.5  2.5  2.5  2.5  2.5  2.5  2.5  2.5    0
      UL-91 -  Bands 1-3                                                4    4    4    3  1.5  1.5  1.5  1.5  1.5  1.5    0
         -  Band 4                                                      2    2    2  1.5    1    1    1    1    1    1    0
      First to Die (FTD)                                                4    4    4    4    2  1.5  1.5  1.5  1.5  1.5    0

3.  VARIABLE LIFE INSURANCE
      Whole Life - Band 1 (VOL1)
        Full Time Agents - Contract Years 1-4                           5    5  3.5    3    3    3    0    0    0    0    0
        All Other Agents & Brokers                                      0    5  3.5    3    3    3    2    2    2    0    0
      Whole Life - Band 2 (VOL2)                                        0    7    5    2  1.5  1.5  1.5  1.5  1.5  1.5    0
      Life Paid-Up at 65 (VL65)                                         0    4    3  1.5  1.5  1.5  1.5  1.5  1.5  1.5    0
      Variable Universal 97 -  Band 1 (VUL1)                            4    3    3    3    3    2    2    1    0    0    0
          -  Band 2 (VUL2)                                              4    3    3    2    2    2    2    1    1    0    0
       Variable Universal Survivorship (VSL)                            4    4    4    4    2  1.5  1.5  1.5  1.5  1.5    0
      Variable Universal COLI (VULC)                                    1  2.5  2.5  2.5  2.5  2.5  2.5  2.5  2.5  2.5    0

4.  DISABILITY INSURANCE (DI)                                           0  5.5    5  4.5  1.5  1.5    1    1    1    1    0
      (Excluding premium refund benefit riders)

5.  ANNUITIES
      Zenith Accumulator (ZAVA)**                                       0  .75  .75  .75  .75  .75  .75  .75  .75  .75    0
      American Growth Series (AGS)** - Normal Option                    0  .75  .75  .75  .75  .75  .75  .75  .75  .75    0
      American Growth Series (AGS)** - Trail Option                     0  .10  .10  .10  .10  .10  .10  .15  .15  .15    0

      **Notes - Trail option rates are percentages of assets.
         AGS - rates on renewal deposits are not guaranteed; renewal rates may change in the future for prior issues.

         AGS - normal option rate is reduced by 5% for each year that attained age is over 75.

         ZAVA - rates on renewal deposits are reduced for maturities of less than 10 years.

SINGLE PREMIUM/PURCHASE PAYMENT
POLICIES

When single premiums/purchase payments, or premiums in excess of target on UL or scheduled on VL, are received and credited by the Company, overriding commissions equal to the following percentages of such premiums or purchase payments shall be paid:

                                                  Percentage of Premiums or
 POLICY                                                Purchase Payments
1. Universal Life - Excess over Target:
   UL CCL & 91 Band 4                                         0.5
   UL 91 Bands 1-3, FTD and VSL                               1.0
2. Paid Up Additions Rider                                    0.5
3. Variable Life Unscheduled Payment                          0.5
4. Variable Universal 97-Excess over Target
                     - Band 1                                 0.5
                     - Band 2                                 0.4
5. Variable Universal COLI-
   Excess over Target:                                        0.5***
6. Single Premium Deferred Annuity                            0.5
7. Single Premium Immediate Annuity                           0.5
8. Single Premium Variable Life - Band 1                      0.65*
                                - Band 2                      0.30**

*0.50 over age 75 for single life policies 0.35 for additional premium. ** 0.25 over age 75 for single life policies
*** 0.3 in years 11+

B.  TOP PRODUCER ADJUSTMENT

On Qualified Business credited to an Override Unit in any calendar year after Override Threshold I is reached by the Unit in such year, the overriding commissions payable shall be the following percentages of the overriding commissions in Subsection A above:

                                            Percentage of Overriding
                                          Commissions in Subsection A

after Override Threshold I is
reached but before Override
Threshold II is reached                               60%

after Override Threshold II
is reached                                            25%

C.  PERSONAL PRODUCING MANAGING PARTNER

If in any calendar year the personal volume credited by the Company to the Managing Partner for individual life insurance and annuities exceeds one half of the total volume credited under the Contract for such insurance and annuities to the Firm, the overriding commissions for the Managing Partner will be reduced by factors established by the Company.

D.  OVERRIDES PAYABLE

Anything in the Contract to the contrary notwithstanding, no overriding commissions will be paid after the death of the Managing Partner, either before or after termination of the Firm. Nor will overriding commissions be paid after the termination of the Firm if the Managing Partner qualifies for payment under the Managing Partner Retirement Plan (MPRP). In the event of the death of a Managing Partner in a partnership Firm, the overriding commissions attributable to the deceased Managing Partner's share of the partnership shall terminate.

PART III: SCHEDULE OF SERVICE

FEES

This Part III is effective for renewal premiums or purchase payments credited for the purposes of this Part III to the Firm on and after January 1, 1998. While this Part III is in effect, when renewal premiums or purchase payments are credited to the Firm before termination of the Firm, the following amounts shall be paid by the Company as Service Fees:

                                                Percentage of
                                                 Premiums or
          POLICY                              Purchase Payments

1.  Life Insurance - except UL & VL
        All except EP 65 & YRT 4                     1.0#
        EP 65                                        0.5
        YRT 4                                        0.0
2.  Universal Life
        Up to Target Premium
         Years 2-10                                  0.5
         Years 11+                                   1.0
 Excess over Target Premium
        UL-CCL                                       0.0
        UL 91 Bands 1-3
        and First to Die                             1.0
        UL 91 Band 4                                 0.67
3.  Variable Life Insurance
        Whole Life                                   1.0
        Life paid-up at 65                           0.5
        Variable Universal 97
          Up to Target Years 2-10                    0.5
                             Years 11+               1.0
          Excess over Target Band I                  1.0
                             Band II                 0.67
          Variable Universal
           Survivorship
            Up to and over Target                    1.0
          Variable Universal COLI
           Up to Target                              1.0
           Excess over Target                        1.17*
4.  Disability Insurance
           All policies                              0.5
           (excluding premium refund
            benefit rider)
5.  Annuities**
           ZAVA and AGS- Normal
            Option
            Years 2-10                               1.15
            Years 11+                                1.90
           AGS - Trail Option
            Years 2-7                                1.15
            years 8+                                 1.10

          #For YRT 4, paid on renewal portion of the premium only.
          *0.67 in years 11+; for brokers, 1.4 except 0.8 in years 11+.
          ** Notes -- AGS rates as % of purchase payments are reduced by 5% for each year that attained age is over 75.

                   -- For AGS-Trail Option, an additional service fee of .15% of assets is payable in policy years 11+.

                   -- Service Fees will not be paid on Variable Annuities if the
                      Corporate Developmental Managing Partner is barred from receiving such under the National Association of Securities Dealers regulations.

                   -- For AGS-rates on renewal deposits are not guaranteed;
                      renewal rates may change in the future for prior issues.

PART IV: SCHEDULE OF EXPENSE ALLOWANCE

The Managing Partner will be reimbursed for the expenses of maintaining the Firm. Such reimbursement shall be limited to the allowances set forth in the Contract and shall not in any event exceed the total amount of allowable expenses actually incurred by the Managing Partner in fulfilling the Managing Partner's obligations under the Contract. No other expenses of any kind or nature shall be charged to, or will be paid or allowed by, the Company, except as approved in writing by a duly authorized officer of the Company.

The Expense Allowances in any month are payable only while this Part IV is in effect, shall be payable only if the Firm was active during the entire preceding month and shall consist of the sum of the following items:

1. CASH MONTHLY ALLOWANCE (CMA)

A level monthly payment, determined as of January 1 of a given year, and paid in equal monthly installments throughout that year, equal to 5% of the prior three year average of the Firm's life and disability insurance FYC on recurring premium plans (up to target on flexible premium plans) from Full Time Agents, excluding FYC from brokers, associate agents and the Managing Partner.

2. NEW BUSINESS ALLOWANCE (NBA)
An amount payable in a given month equal to a percentage of FYC earned* by agents and brokers in the preceding month, as follows:

SCHEDULE A: RECURRING PREMIUMS/PURCHASE PAYMENTS

Status of Agent/Broker
     On the HORD
                                     PERCENTAGES OF FYC
                                  -------------------------
                                   Life    Annuities    DI
                                   ----    ---------    --
A.  Full Time Agents
      First Contract Year           45         50       45
      Second Contract Year          45         50       40
      Third Contract Year           45         50       35
      Fourth Contract Year          45         50       30
      Fifth Contract Year           45         50       25
      Sixth/+/ Contract Year        45         50       20
B.  Brokers                         85         75       35
C.  Managing Partner                53         53       25
D.  Agents other than Full-
    time Agents                     35         35       20

For 10, 15, 20-year term policies, deduct 5% from the above life rates. For Brokers, 75% on VUL, UL-91, UL-CCL, VULC.

*"Paid to" instead of "earned by" for those FYC paid pursuant to the Modified Surrender Commission Amendment to a Full Time Agent, corporate agent, or broker contract.

SCHEDULE B: SINGLE PREMIUMS/PURCHASE PAYMENTS
An amount equal to the following percentages of the FYC earned by agents or brokers in the preceding month:

                                                         Percentage
 Policy or Coverage                                        of FYC

                                                  All except          Brokers
                                                   Brokers

 1.  Universal Life-Excess over Target              33 1/3              50
      (including single life, first-to die and
      survivorship plans)
 2.  Pension Universal Excess Premiums              50                  50
 3.  Variable Universal Excess Premiums             33 1/3              33 1/3
 4.  Variable Universal COLI:                       33 1/3              40
 5.  Paid up Additions Rider                        25                  33 1/3
 6.  Variable Life Unscheduled Payments             25                  33 1/3
 7.  Single Premium Deferred Annuities              25                  33 1/3
 8.  Single Premium Immediate Annuities             25                  33 1/3
 9.  Single Premium Variable Life                   25                  33 1/3

 Except on Pension Universal Excess Premiums, the above rates do not apply to commissions paid in renewal years.

 3. PRODUCTIVITY ALLOWANCE (FACTOR P)
 An amount payable in a given month equal to a percentage of Schedule A Life and Annuity FYC earned in the preceding month by Full Time Agents in their 6/th/ or later contract year, providing the agent had FYC in the prior 12-month period equal to the following:

 FYC IN PRIOR 12 MONTHS*                                   FACTOR P%

 Band
 1.  $0 - 22,999                                               0%
 2.  $23,000 - 49,999                                        2.5%
 3.  $50,000 - 80,999                                        5.0%
 4.  $81,000 - 139,799                                       7.5%
 5.  $139,800 - 223,599*                                    10.0%
 6.  $223,600 - 279,449*                                    15.0%
 7.  $279,450*                                              20.0%

 *Qualification for these bands will be by units of one or more approved agents. For a two-member unit, add $27,950 to these band requirements. For larger units, add another $55,850 for each additional person in the unit. Should a multi-member unit not qualify for Band 5 or higher, each unit member will be treated as an individual for calculation of Factor P.

 4. RECRUITING ALLOWANCE (FACTOR R)
 An amount payable in a given month equal to a percentage of Schedule A Life and Annuity FYC earned in the preceding month by Full Time Agents in their first through fifth contract years, where the percentage is determined for each agent and is the sum of up to six components, as follows:

 For contract years 1 - 4:

    a)  18%; plus
    b) 5%, if the agent is full-time and is eligible for a financing plan at time of contracting; plus
    c) 5%, if the agent is full-time and is assigned to a supervisor's unit and the supervisor is receiving a Company-determined minimum level of compensation on the agent; plus
    d) 2%, if the Firm recruited at least 10* new agents in the prior calendar year; plus
    e) 2%, if the Company met its recruiting objective for the prior calendar year; plus

 * For 1998; then as published by the Company.

 f) up to 12%, depending on the Firm's ranking (versus other firms) as of the end of the prior calendar year in annualized FYC from new agents hired in that year and in the prior three years, as follows:

     RANKING          FACTOR R%*
      1 - 3               12%
      4 - 6               10
      7 - 9               9
     10 - 12              8
     13 - 15              7
     16 - 18              6
     19 - 21              5
     22 - 24              4
     25 - 27              3
     28 - 30              2
     31 - 38              1

*For 1998; future years as published by the Company.

Note: For a Firm to receive 4.f, it must recruit in the prior calendar year the greater of 5 agents or a number of agents equal to 15% of total Full Time Agents as of the beginning of that year; or be in the top 20 of the above ranking and have net manpower growth, as determined by Company.

Note: If any Firm should merge with another Firm after January 1 of a given calendar year, the ranking in 4.f. shall be determined based upon procedures established by the Company as if the merger did not occur until the end of that calendar year.

For contract year 5:
  a)  8%, plus
  b)  2%, if the agent is full-time and is eligible for financing plan; plus
  c) 5%, if the agent is full-time and is assigned to a supervisor's unit and the supervisor is receiving a Company-determined minimum level of compensation on the agent.

5.   GROWTH ALLOWANCE (FACTOR G)

An amount payable as a lump sum in the first quarter of the year (first payable in 1999) equal to up to 2.5% of Schedule A Life and Annuity FYC earned in the preceding year by Full Time Agents in the Firm, based on the average annual growth in the number of Full Time Agents and the average percentage growth in Full Time Agent annualized FYC, as follows (these bands are illustrative; for the 1999 payments, the specific bands will be announced in early 1998):

NOTE: The average annual growth in the number of Full Time Agents is a number arrived at by subtracting from the number of Full Time Agents as of the end of the preceding calendar year, the number of Full Time Agents as of the end of the fourth preceding calendar year and dividing the result by three. Thus, to determine the 1999 payment, subtract from the number of Full Time Agents as of year end 1998, the number of Full Time Agents as of year end 1994, and divide by three.

       The average percentage growth in Full Time Agent annualized FYC is arrived at by dividing A by B, where A is the growth in Full Time Agent annualized FYC from the fourth preceding calendar year to the preceding calendar year, and where B is the sum of the Full Time Agent annualized FYC in the three preceding calendar years.

      Average Annual Growth
      in Number of Full-time                 Average Percentage Growth in Full Time Agent Annualized FYC
             Agents               -3 to-0.1%     0 to +2.9%      3 to +5.9%      6 to +8.9%      9 to +11.9%      Over 12%
          -1 to -0.1                    0          0.25            0.50            0.75             1.00            1.25
           0 to 0.9                  0.25          0.50            0.75            1.00             1.25            1.50
           1 to 1.9                  0.50          0.75            1.00            1.25             1.50            1.75
           2 to 2.9                  0.75          1.00            1.25            1.50             1.75            2.00
           3 to 3.9                  1.00          1.25            1.50            1.75             2.00            2.25
           4 & over                  1.25          1.50            1.75            2.00             2.25            2.50

6.   LIVES ALLOWANCE

An amount payable as a lump sum in the first quarter of the year equal to between $1,000 and $7,000 for each Full Time Agent in the Firm who sells a minimum of 50 individual life, annuity and disability policies (excluding policy changes, term conversions, and rewrites) during the prior year, as follows:

      Number of Policies               Allowance
         50 - 59                       $1,000
         60 - 69                        1,250
         70 - 79                        1,500
         80 - 89                        1,750
         90 - 99                        2,000
         100 - 124                      2,500
         125 - 149                      3,250
         150 - 174                      4,250
         175 - 199                      5,500
         200+                           7,000

This allowance must be passed through to the agent.

7.   DI INCENTIVE DRIVEN COMPENSATION

In a given calendar year if an individual producer has in excess of $15,000* of FYP (first year premiums) credited on DI, the following percentages of DI FYP earned in the calendar year will be paid.

DI FYP*                             PERCENTAGE OF DI FYP*
$0 to 15,000                                  0
$15,000 to 60,000                            20
  in excess of $60,000                       25

*Effective for 1997, future years as published by the Company.

8.   FIRM EMPLOYEES RETIREMENT PLAN

One-third of the Firm's share of the Normal Cost for the plan. The Firm's share is determined based on its proportion of the total covered payroll for Firm employees. The Normal Cost is determined under the Entry Age Actuarial Cost Method without regard to performance indexing and adjusted to reflect the current actuarial cost method.

9.   SOCIAL SECURITY

An amount equal to the sum of (a) and (b):

(a) The amount paid by the Managing Partner for F.I.C.A. taxes on each Full Time Agent, and

(b) The amount paid by an entity under a Corporate Agent's Contract ("Corporate Agent") for FICA taxes for each employee under a subagent's contract, subject to the following conditions:

 (1) the employee, but for being an employee of the Corporate Agent, would have met the requirements for a Full Time Agent;

 (2) the sum of the amount payable under this subsection (b) and the amount payable under subsection (a) for the same employee does not exceed the F.I.C.A. limit for that employee. If such sum exceeds the F.I.C.A. limit for that employee, then the amount payable under this subsection (b) shall be reduced by such excess.

 The amount paid under this subsection (b) must be paid to the Corporate Agent by the Managing Partner upon receipt.

10. EXPERIENCED AGENT ALLOWANCE PLAN (EAAP)

Under this allowance, the percentage of FYC set forth in NBA Schedule A will increase by 30 percentage points for eligible agents in their first contract year with the Company. This additional percentage will be paid on the first $100,000 of FYC paid in the agent's first contract year (maximum payment $30,000). No payments will be made beyond the first contract year, even on policies written during that year.

An eligible agent is an active Full Time Agent who meets the following requirements:

a) the agent met MDRT (Million Dollar Round Table) -level requirements in the full calendar year prior to becoming an agent of the Company; and
b) the agent had at least five years of experience as an insurance agent (life, annuities, disability) prior to becoming an agent of the Company; and
c) the agent is approved for the program by both the Managing Partner and the Company.

If the agent fails to produce at least $26,000 of FYC in his first contract year with the Company, or $28,000 in his second year, or terminates from full-time status within 24 months of his full-time contract date, then the full amount of EAAP allowance paid to the Managing Partner will be charged back to the Managing Partner.

The Managing Partner shall pay to each eligible agent the entire EAAP allowance which the Managing Partner receives on account of that agent, provided that the total amount of all allowances payable to or incurred for the agent on Schedule A products shall not exceed 65% of the FYC paid on such products. If the total amount would exceed the 65% limit, a portion of the EAAP allowance will be charged back until the total allowances are within the limit, and such portion shall be returned to the Company.

The EAAP allowance shall be paid to the eligible agent in addition to and not in lieu of any other allowances the Managing Partner would have paid to the agent if not for the EAAP allowance.

11.  SUPERVISORY ALLOWANCES

A. SUPERVISOR INCENTIVE PLAN (SIP) AND BROKERAGE INCENTIVE PLAN (BIP)

The SIP and BIP Allowances shown below reimburse the Managing Partner for part of the cost of developing a sales manager (SM) or a brokerage manager (BM). A Company-approved SM/BM receives a monthly salary that decreases every few months for 36 months, as long as the SM/BM's unit is producing a minimum amount of FYC (referred to as validating), as follows (per $1,000 of initial salary):

   Month Under       Monthly           Allowance To       Validation For Unit
    Contract         Salary          Managing Partner       (for the period)
      1 - 4           $1,000             $833                    $ 1,250
      5 - 8              850              683                      3,000
     9 - 12              650              483                      4,500
     13 - 18             600              433                      8,750
     19 - 24             500              333                     15,000
     25 - 30             400              233                     16,000
     31 - 36             200               33                     20,000

If the SM/BM fails to validate, the Managing Partner must immediately pay back a percentage of the total SIP/BIP Allowance equal to the percentage of the validation requirement by which the SM/BM failed.

The Managing Partner may elect to provide a salary increase to an SM/BM who exceeds his validation requirement for a given period. His salary would increase for that period, and at the Managing Partner's discretion, for subsequent periods by the same percentage by which he exceeded the validation requirement, provided that he reaches one of four levels of excess validation requirements. Those levels vary depending on the initial monthly salary as follows:

                      Excess Production as a Percent of
                      Validation Requirement
Initial Monthly
     Salary           Level 1        Level 2         Level 3        Level 4
      $500             100%           200%            300%           400%
     1,000              50%           100%            150%           200%
     1,500              33%            67%            100%           133%
     2,000              25%            50%             75%           100%
     2,500              20%            40%             60%            80%
     3,000              17%            33%             50%            67%
     4,000              13%            25%             38%            50%
     5,000              10%            20%             30%            40%

Any salary adjustment is shared between the Managing Partner and the Company in the same proportion as is the pre-adjusted salary.

B.   SALES MANAGER INCENTIVES

1. A monthly allowance will be paid to the Managing Partner, to be passed through to the SM, for those SM's who qualified for an Agency Builders Conference in the current year (plus qualified for a prior Agency Builders Conference, if the SM has been an SM for less than four calendar years). The amount will be either $200 or $300 per Qualifying Agent* in the SM's unit, as follows:

                                                FYC (all products)
                                              In Prior Calendar Year
Status as of 1/1 - Current Yr.         For $200/month          For $300/month
 Agents in 1st contract year               $22,000                 $29,500
 Agents in 2nd contract year                25,000                  33,500
 Agents in 3rd contract year                31,000                  43,000
 Agents in 4th contract year                37,500                  54.000
 Agents in 5th+ contract year               38,500                  54,000

 *Agent with FYC from all products as indicated in above table with at least 50% from individual life, DI, and annuities (minimum of $10K FYC in annuities), or 50% from individual life and DI. Regarding new recruits in current year, for SM to receive $200 in a given month, recruit must average $1800 FYC YTD per month; for SM to receive $300 in a given month, recruit must have produced $29,500 YTD.

2. A monthly allowance will be paid to the Managing Partner, to be passed through to the SM, for those SM's who qualified for the Agency Builders Conference in the current year and have been an SM for at least 24 months. The amount shall be paid for Qualified Recruits, who are agents recruited by the SM during the current calendar year who are either financed or, if not financed, are averaging at least $1,200 per month YTD in FYC for all products, with at least 50% from life, DI, and annuities (minimum of 10K FYC in annuities), or 50% from individual life and DI. The amount of this allowance shall be $150 per month per Qualified Recruit plus 10% of the FYC of the Qualified Recruit in the prior month.

3.   SM Management Trainee Allowance - A monthly allowance of $500 per sales
     -------------------------------
     management trainee, for up to one year, will be paid to the Managing Partner, to be passed through to the trainee, for company-approved SM candidates. These trainees must be following Company-approved development plans to continue receiving the allowance, and will be eligible for SIP at the completion of the Management Trainee Program.

C.   BROKERAGE MANAGER INCENTIVES

1. A monthly allowance will be paid to the Managing Partner, to be passed through to the BM, for those BM's who are not in the BIP program and who have qualified for the Agency Builders Conference in the current year. The payment is $100 per month for each year, up to four years, for which they have qualified for the Agency Builders Conference. When the BM's qualify a fifth year, they become Master Brokerage Managers as provided below.

2. A monthly allowance will be paid to the Managing Partner, to be passed through to the BM, for those BM's who are not in the BIP program and who have qualified for the Agency Builders Conference in the current year. The amount will be 6% of the FYC paid to the BM's unit in the previous calendar year and will be paid monthly in 12 equal installments.

D.   MASTER BUILDERS ALLOWANCE

A Master Sales Manager (MSM) or Master Brokerage Manager (MBM) is an SM or BM who has qualified for the Agency Builders Conference (an "Agency Builder"), in at least five of the last seven years including the current year.

A monthly allowance will be payable to the Managing Partner, to be passed through to the MSM or MBM who subsequently qualifies as an Agency Builder, as follows:


                                                       MONTHLY ALLOWANCE
First eligible as MSM or MBM                                $  500
Master plus one year as Agency Builder                         600
Master plus two years as Agency Builder                        700
Master plus three years as Agency Builder                      800
Master plus four years as Agency Builder                       900
Master plus five years (or more) as Agency Builder           1,000

If the MSM/MBM fails to qualify an Agency Builder for a given year, the monthly allowance for such year will be reduced.

E.   DISTRICT AGENCY DEVELOPMENT ALLOWANCE

For a newly organized and Company-approved district office, a Managing Partner may elect to receive the following allowances for expenses associated with establishing and operating the district office:

1.   Start-Up Allowance - An up-front payment of $5,000 for rent, salaries and
     ------------------
     equipment;

2.   Development Allowance - During the first three years of the district, a
     ---------------------
     monthly allowance equal to a percentage of FYC earned in the prior month by Full Time Agents in the district (excluding the SM) on policies covered by Schedule A of the NBA, as follows:

                           1st district year: 25%
                           2nd district year: 10%
                           3rd district year: 3%

3.   Penetration Allowance - During the first ten agent contract years for each
     ---------------------
     agent in the district, a monthly allowance equal to 7% of FYC earned by the agent in the preceding month on policies covered by Schedule A of the NBA.

The Managing Partner may elect to receive all three allowances, or may choose to receive only (3). The combined payout under (1) and (2) may not exceed $100,000 over the life of the district. Continued payment of the Development and Penetration Allowances is contingent on both of the following validation requirements being met:

                                                               FYC Earned by
 Validation Period               FYC Earned by                Agents in Their
  District Agency                the District               First Contract Year
      Months                   During the Period             During the Period
     1 - 4                          $  4,000
     5 - 8                             6,000
     9 - 12                           10,000                       $ 20,000
   -------------------------------------------------------------------------
     13 - 18                          29,000
     19 - 24                          35,000                       $ 20,000
   -------------------------------------------------------------------------
     25 - 30                          45,000
     31 - 36                          45,000                       $ 20,000
   -------------------------------------------------------------------------
     37 - 48                         100,000                       $ 20,000
   -------------------------------------------------------------------------
     Each 12 months thereafter       105,000

If the District Agency terminates or fails to validate during its first three years, the Managing Partner must pay back to the Company a portion of the Start-Up and Development Allowances as follows:

                          1st District Year:  90%
                          2nd District Year:  75%
                          3rd District Year:  35%
                          4th District Year:  25%

F.   MARKETING DIRECTOR ALLOWANCE

This allowance provides a sharing with the Managing Partner of the cost of a Marketing Director during the first three years after hiring of the Marketing Director, as follows:

1st year:  Company pays 75% of base compensation, up to a maximum payment of
           $25,000.
2nd year:  Company pays 50% of base compensation, up to a maximum payment of
           $15,000.
3rd year:  Company pays 25% of base compensation, up to a maximum payment of
           $5,000.

The Marketing Director provides marketing support to the agents in the Firm pursuant to a Company- approved performance plan. Such a plan will include such quantitative measures as (1) increasing market penetration by 10%, and (2) increasing average agent productivity by 15%. Review and validation of the Marketing Director's performance will occur every six months.

12.  TRANSITIONAL ALLOWANCES

A.   SUPPLEMENTAL CASH MONTHLY ALLOWANCE (CMA)

     1. In 1998, a level monthly payment beginning January 1 will be paid in equal monthly installments throughout that year, equal to 1/12 of 2% of the greater of the prior 3-year and 5-year averages of the Firm's individual life and disability FYC on annual premium plans (up to target on flexible premium plans) from Full Time Agents.

     2. In 1999 and thereafter (until the Supplemental NBA below is phased out), a similar payment will be made, except that the greater of the prior 3-year and 5-year averages will be replaced by the prior 3-year average.

B.   SUPPLEMENTAL NEW BUSINESS ALLOWANCE (NBA)

An additional NBA will be paid on Schedule A premium beginning on 1/1/98. The initial supplement will be as follows, as a percent of FYC:

         Full Time Agents    contract years 1-4......9.00%
                             contract years 5-6......6.00%
                             contract years 7+.......3.75%
         Brokers, Associate Agents...................6.00%
         Managing Partner............................2.25%

Reductions occur every six months, beginning 7/1/98 and will be by one-third of the above supplement if the Company's FYC on individual life and disability insurance for all Firms combined in the prior 12 months has increased by 10% or more over the previous 12 months; otherwise the reduction will be by one-sixth of the above supplement.

C.   SUPPLEMENTAL RECRUITING ALLOWANCE

1.  For 1998:  for contract years 1-4, the minimum total payment for components
               (a),(b),(c) & (f) under the Recruiting Allowance will be 30%;

               for contract year 5, the base will be 15% instead of 3% and component (b) is deleted;

               for contract year 6, the base will be 10% and component (c) from contract year 5 is added.

2.  For 1999:  for contract years 1-4, the minimum total payment for components
               (a),(b),(c) & (f) will be 29% if the agent is full time and is eligible for a financing plan at the time of contracting; otherwise, the minimum will be 26.5%;

               for contract year 5, the base will be 10% instead of 3% and component (b) is deleted;

               for contract year 6, the base will be 2.5% and component (c) from contract year 5 is added.

D.   SUPPLEMENTAL SUPERVISORY ALLOWANCE

In 1998, an additional allowance of $500 will be paid to the Managing Partner for each Full Time Agent hired in 1994 and 1995 who is validating his contract as of 12/31/97. This amount must be passed through to the SM in whose unit the agent resides.

PART V: INCENTIVE TRAINING
ALLOWANCE PROGRAM (ITAP)

A.   DEFINITIONS

1.   ITAP Agent
     A Full Time Agent of the Company who has signed an ITAP Agreement and has been approved as a participant in the ITAP by the Company.

2.   ITAP Agreement
     The Incentive Training Allowance Program Agreement entered into between any ITAP Agent and the Managing Partner.

3.   Subsidy
     The Subsidy is equal to:

     (i) The total of all payments made to the ITAP Agent under his ITAP Agreement, less

     (ii) The total of all Eligible Commissions credited to the Agent under his ITAP Agreement.

4.   Eligible Commissions

     Eligible Commissions for the purposes of this ITAP agreement only shall mean all first year and renewal commissions on products for which a commission would have been payable if the ITAP Agreement were not in effect:

     (a) Under the ITAP Agent's agent contract with the Company except large group products and products for which the Agent is the insured; and

     (b) Under the ITAP Agent's Registered Representative Agreement with New England Securities Corporation; provided that Cash Management Trust Service Fees, Agent Bonuses, Discount Brokerage compensation and 12(b)(1) fees shall not be considered Eligible Commissions.

5.   Net ITAP Loss

     The Net ITAP Loss shall be calculated as of the date of termination of the ITAP Agreement unless otherwise required by this Amendment and be equal to the Subsidy (a) less 90% of any deferred first year commissions and (b) less the present value of the vested renewal commissions, utilizing discounts determined by the Company, to be earned on all products of the Company except annuities and group products, having a Home Office Receipt Date occurring during the term of the ITAP Agreement.

B.   ITAP ALLOWANCE

The Company shall pay to the Managing Partner an allowance ("ITAP) Allowance") each week equal to the amount which has been approved by the Company and is payable to an ITAP Agent under his ITAP Agreement upon the ITAP Agent meeting all of the payment requirements set forth in his ITAP Agreement.

The Company shall not pay either directly or through loss sharing any ITAP Allowance to the Managing Partner:

1. For any ITAP Agent whose ITAP Agreement has been amended without written consent of the Company, or

2. For any amounts paid or to be paid to an ITAP Agent which are not approved by the Company.

Payments made by the Company without knowledge of the foregoing shall be charged back to the Managing Partner.

C.   ITAP AGENT COMPENSATION

The Managing Partner shall pay to each ITAP Agent all of the ITAP Allowance received from the Company for such ITAP Agent. Such amount shall be paid to each ITAP Agent in his next scheduled paycheck following receipt by the Managing Partner of the ITAP Allowance.

The Managing Partner shall not increase or decrease an ITAP Agent's amount payable or make any lump sum payment without obtaining prior approval from the Company.

The Managing Partner shall notify the Company within ten days of the termination of an ITAP Agent from the ITAP.

If an ITAP Agent terminates without formal notice, the Managing Partner shall determine the effective date of termination subject to approval of the Company.

D.   CHARGEBACKS

If the Managing Partner does not pay to an ITAP Agent the ITAP Allowance received from the Company for such ITAP Agent, the Company shall charge back to the Managing Partner such unpaid amounts. The Managing Partner may not under any circumstances convert such unpaid amounts to his own use.

E.   RECOVERY OF ITAP ALLOWANCE

1. Upon termination of an ITAP Agent from the ITAP, the Managing Partner shall reimburse to the Company a percentage as provided below of any Net ITAP Loss; provided, however, that if:

     (a)  the ITAP Agreement terminates upon (i) the Subsidy equaling $40,000 or
          (ii) the 156th week of the ITAP; and

     (b) the ITAP Agent's agent contract is then in effect; then the Managing Partner shall not reimburse to the Company any percentage of any Net ITAP Loss unless the ITAP Agent terminates from Full Time Agent status within 365 days of the ITAP Agreement termination. If the ITAP Agent does terminate from fulltime agent status within 365 days of the ITAP Agreement termination, the Managing Partner shall reimburse to the Company a percentage as provided below of any NET ITAP Loss; however, for purposes of calculating the Managing Partner's share of the Net ITAP Loss, the week during which termination shall be considered to have occurred shall be equal to 156 plus the number of weeks between termination of the ITAP Agreement and termination from fulltime agent status.

2. The Managing Partner shall reimburse to the Company a percentage of the Net ITAP Loss as set forth in the table below:


     Following Weeks
 Beginning With The First                      Managing Partner Percentage
      Week of the ITAP                            Share of NET ITAP Loss
 weeks             1-18                                     40
 weeks            19-52                                     60
 weeks           53-130                                     50
 weeks          131-143                                     40
 weeks          144-156                                     25
 weeks          157-169                                     20
 weeks          170-182                                     14
 weeks          183-195                                      8
 weeks          196-208                                      2

The Managing Partner shall reimburse the Company for each Net ITAP Loss in a lump sum upon notification by the Company of the amount of the Net ITAP Loss.

3. If calculation of the Net ITAP Loss results in a gain, the Managing Partner shall share in the gain to the same extent as he would have shared in the Net ITAP Loss.

4. The Managing Partner shall be liable for any Net ITAP Loss for ITAP Agents enrolled in the ITAP prior to the Effective Date except as provided in sections F and G or unless otherwise agreed to in writing by the Managing Partner and the Company.

F.   ITAP AGENT TRANSFER

1. If an ITAP Agent shall transfer to another Firm and if his ITAP Agreement terminates on or before 90 days after the date of transfer, the Firm prior to the transfer shall be liable for the Firm percentage share (determined as of the date of termination) of the Net ITAP Loss (determined as of the date of transfer).

     The Firm after the ITAP Agent transfer shall be liable for the Firm's percentage share determined as of the date of termination of any excess of the Net ITAP Loss (determined as of the date of termination) over the Net ITAP Loss (determined as of the date of transfer).

2. If an ITAP Agent shall transfer to another Firm and if his ITAP Agreement terminates more than 90 days after the date of transfer, the Firm prior to the transfer owes nothing and the Firm after the ITAP Agent transfer shall be liable for the Firm's percentage share of the Net ITAP Loss (both determined as of the date of termination).

G.   FIRM TERMINATION AND LOSS SHARING

If a Firm shall terminate from the Company (the "prior Firm"), and, within a reasonable time to be determined by the Company and the prior Firm, such time to be no less than 30 days from the date of the prior Firm's termination, any ITAP Agent (i) shall be terminated from the ITAP for not fulfilling his validation requirement on a prorate basis as of the date of the ITAP Agent's termination or
(ii) shall voluntarily terminate from the ITAP, the prior Firm shall pay the Firm's percentage share of the Net ITAP Loss. Termination of the ITAP Agent shall include failure to reinstate. For any other ITAP Agent, the Firm that succeeds the prior Firm shall be liable for the entire Firm's share of the Net ITAP Loss should any such ITAP Agent later terminate from the ITAP.

Except that, if any ITAP Agent shall terminate his fulltime status within 90 days of the prior Firm's termination and contracts with the prior Firm to solicit on behalf of any other insurance company or financial services organization, the prior Firm shall pay the Firm's percentage share of the Net ITAP Loss.